Filed Pursuant to Rule 433

Registration No 333-175892

October 28, 2013

Terms and Conditions – 12 Year 3.950% Subordinated Notes due 2025

• Issuer	• Northern Trust Corporation

• Note Type	• Subordinated Notes

• Expected Ratings (Moody’s/S&P/Fitch)*	• A2/A/A+

• Principal Amount	• $750,000,000

• Pricing Date	• October 28, 2013

• Settlement Date	• October 31, 2013 (T +3)

• Maturity Date	• October 30, 2025

• Coupon	• 3.950%

• Re-offer Yield	• 3.962%

• Re-offer Price	• 99.886%

• Market Re-offer Spread	• 145 basis points

• Pricing Benchmark	• 2.500% UST due August 15, 2023

• Benchmark Yield	• 2.512%

• Interest Payment Dates	• Semi-annually on the 30th of April and October

• First Coupon Date	• April 30, 2014

• Call Provisions	• Non-callable

• Day Count Basis	• 30/360

• Proceeds to Company before Expenses	• $745,770,000

• Minimum Denominations	• US$2,000 and integral multiples of US$1,000 in excess of such amount

• Joint Book-Running Managers	• Merrill Lynch, Pierce, Fenner & Smith

Incorporated

• Goldman, Sachs & Co.

• Barclays Capital Inc.

• Morgan Stanley & Co. LLC

• Co-Managers	• Deutsche Bank Securities Inc.

• The Williams Capital Group, L.P.

• CUSIP, ISIN	• 665859 AP9, US665859AP94

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or (ii) Goldman, Sachs & Co. at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

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